Exhbit 10.12

GUARANTY OF LEASE

GUARANTY OF LEASE (this “Guaranty”) made as of September 4, 2008, by KAR Holdings, Inc., a Delaware corporation, with an address at 13085 Hamilton Crossing Boulevard, Suite 500, Carmel, Indiana 46032 (“Guarantor”), to First Industrial, L.P., a Delaware limited partnership, having an office at 311 South Wacker Drive, Suite 4000, Chicago, Illinois 60606 (“Landlord”).

W I T N E S S E T H :

WHEREAS:

A. Landlord has been requested by ADESA CALIFORNIA, LLC, a California limited liability company, with an office at c/o ADESA, Inc., 13085 Hamilton Crossing Boulevard, Suite 500, Carmel, Indiana 46032 (“Tenant”), to enter into a Ground Lease dated as of the date hereof (the “Lease”), whereby Landlord would lease to Tenant, and Tenant would rent from Landlord, certain premises located in San Diego, California, as more particularly described in the Lease (the “Premises”).

B. Guarantor is the indirect owner of Tenant, and will derive substantial economic benefit from the execution and delivery of the Lease.

C. Guarantor acknowledges that Landlord would not enter into the Lease unless this Guaranty accompanied the execution and delivery of the Lease.

D. Guarantor hereby acknowledges receipt of a copy of the Lease.

NOW, THEREFORE, in consideration of the execution and delivery of the Lease and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1. DEFINITIONS. Defined terms used in this Guaranty and not otherwise defined herein have the meanings assigned to them in the Lease.

2. COVENANTS OF GUARANTOR.

(a) Guarantor absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety: (i) the full and prompt payment of all Base Rent and Additional Rent and all other rent, sums and charges of every type and nature payable by Tenant under the Lease, and (ii) the full, timely and complete performance of all covenants, terms, conditions, obligations and agreements to be performed by Tenant under the Lease (all of the obligations described in clauses (i) and (ii), collectively, the “Obligations”). If a Default occurs under the Lease, Guarantor will, without notice or demand, promptly pay and perform all of the Obligations, and pay to Landlord, when and as due, all Base Rent and Additional Rent payable by Tenant under the Lease, together with all damages, costs and expenses to which Landlord is entitled pursuant to any or all of the Lease, this Guaranty and applicable Laws.

(b) Guarantor agrees with Landlord that (i) any action, suit or proceeding of any kind or nature whatsoever (an “Action”) commenced by Landlord against Guarantor to collect Base Rent and Additional Rent and any other rent, sums and charges due under the Lease for any month or months shall not prejudice in any way Landlord’s rights to collect any such amounts due for any subsequent month or months throughout the Term in any subsequent Action, (ii) Landlord may, at its option, without prior notice or demand, join Guarantor in any Action against Tenant in connection with or based upon either or both of the Lease and any of the Obligations, (iii) Landlord may seek and obtain recovery against Guarantor in an Action against Tenant or in any independent Action against Guarantor without Landlord first asserting, prosecuting, or exhausting any remedy or claim against Tenant or against any security of Tenant held by Landlord under the Lease, and (iv) Guarantor will be conclusively bound by a judgment entered in any Action in favor of Landlord against Tenant, as if Guarantor were a party to such Action, irrespective of whether or not Guarantor is entered as a party or participates in such Action.

(c) Any default or failure by the Guarantor to perform any of its Obligations under this Guaranty shall be deemed an immediate Default under the Lease; provided, however, that if the basis for the occurrence of a default under this Guaranty is the occurrence of a default by Tenant under the Lease, then the default under this Guaranty shall not constitute a Default under the Lease until any applicable notice and cure period to which the Tenant is entitled under the Lease has expired; provided further, however, that under no circumstances shall this provision be construed to entitle Tenant to multiple notices or cure periods in connection with a given default under the Lease.

3. GUARANTOR’S OBLIGATIONS UNCONDITIONAL.

(a) This Guaranty is an absolute and unconditional guaranty of payment and of performance, and not of collection, and shall be enforceable against Guarantor without the necessity of the commencement by Landlord of any Action against Tenant, and without the necessity of any notice to Guarantor of nonpayment, nonperformance or nonobservance by Tenant, or any notice of acceptance of this Guaranty, or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives in advance. The obligations of Guarantor hereunder are independent of the obligations of Tenant.

(b) If the Lease is renewed, or the Term extended, for any period beyond the Expiration Date, either pursuant to any option granted under the Lease or otherwise, or if Tenant holds over beyond the Expiration Date, the obligations of Guarantor hereunder shall extend and apply to the full and faithful performance and observance of all of the Obligations under the Lease accruing during any renewal, extension or holdover period, except as otherwise expressly and specifically provided in the Lease.

(c) Except as otherwise expressly and specifically provided in the Lease, this Guaranty is a continuing guarantee and will remain in full force and effect notwithstanding, and the liability of Guarantor hereunder shall be absolute and unconditional irrespective of: (i) any modifications, alterations or amendments of the Lease (regardless of whether Guarantor consented to or had notice of same), (ii) any releases or discharges of Tenant other than the full release and complete discharge of all of the Obligations, (iii) Landlord’s failure or delay to assert any claim or demand or to enforce any of its rights against Tenant, (iv) any extension of time that may be granted by Landlord to Tenant, (v) any assignment or transfer of all of any part of Tenant’s interest under the Lease (whether by Tenant, by operation of law, or otherwise), (vi) any subletting, concession, franchising, licensing or permitting of the Premises, (vii) any changed or different use of the Premises, (viii) any other dealings or matters occurring between Landlord and Tenant, (ix) the taking by Landlord of any additional guarantees, or the receipt by Landlord of any collateral, from other persons or entities, (x) the release by Landlord of any other guarantor, (xi) Landlord’s release of any security provided under the Lease, or (xii) Landlord’s failure to perfect any landlord’s lien or other lien or security interest available under applicable Laws. Without limiting the foregoing, this Guaranty shall be applicable to any obligations of Tenant arising in connection with a termination of the Lease, whether voluntary or otherwise. Guarantor hereby consents, prospectively, to Landlord’s taking, entering into or otherwise causing any or all of the foregoing actions or omissions.

(d) Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant, of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or by relief of Tenant from any of Tenant’s obligations under the Lease or otherwise by (i) the release or discharge of Tenant in any state or federal creditors’ proceedings, receivership, bankruptcy or other proceeding; (ii) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any present or future provision of the United States Bankruptcy Code (11 U.S.C. § 101 et seq., as amended), or from other statute, or from the order of any court; or (iii) the rejection, disaffirmance or other termination of the Lease in any such proceeding. This Guaranty shall continue to be effective notwithstanding that at any time the payment of any amount due under the Lease or this Guaranty may be rescinded or must otherwise be returned by Landlord for any reason, including, without limitation, the insolvency, bankruptcy, liquidation or reorganization of Tenant, Guarantor or otherwise, all as though such payment had not been made, and, in such event, Guarantor shall pay to Landlord an amount equal to any such payment that has been rescinded or returned.

4. WAIVERS OF GUARANTOR.

(a) Without limitation of the foregoing, Guarantor waives (i) notice of acceptance of this Guaranty and notice of dishonor, (ii) notice of any actions taken by Landlord or Tenant under the Lease or any other agreement or instrument relating thereto, (iii) notice of any and all Defaults under the Lease, except to the extent Guarantor is expressly identified as a party to whom notice is to be provided under the Lease, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, omission of or delay in which, but for the provisions of this Section 4, might constitute grounds for relieving Guarantor of its obligations hereunder, (v) any requirement that Landlord protect, secure, perfect, insure or proceed against any security interest or lien, or any property subject thereto, or exhaust any right or take any action against Tenant or any collateral, and (vi) the benefit of any statute of limitations affecting Guarantor’s liability under this Guaranty.

(b) GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PERSON OR ENTITY WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH ANY OR ALL OF THIS GUARANTY; THE LEASE; ANY CLAIM OF LIABILITY AGAINST OR OBLIGATION OF TENANT IN ANY MANNER RELATED TO THE PREMISES AND/OR THE PROPERTY; ANY CLAIM OF INJURY OR DAMAGE IN ANY WAY RELATED TO THE LEASE, THE PREMISES AND/OR THE PROPERTY; ANY ACT OR OMISSION OF TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, SUPPLIERS, SERVANTS, CUSTOMERS, CONCESSIONAIRES, FRANCHISEES, PERMITTEES OR LICENSEES; OR ANY ASPECT OF THE USE OR OCCUPANCY OF, OR THE CONDUCT OF BUSINESS IN, ON OR FROM THE PREMISES AND/OR THE PROPERTY. GUARANTOR SHALL NOT IMPOSE ANY COUNTERCLAIM OR COUNTERCLAIMS OR CLAIMS FOR SET-OFF, RECOUPMENT OR DEDUCTION OF RENT IN ANY ACTION BROUGHT BY LANDLORD AGAINST GUARANTOR UNDER THIS GUARANTY. GUARANTOR SHALL NOT BE ENTITLED TO MAKE, AND HEREBY WAIVES, ANY AND ALL DEFENSES AGAINST ANY CLAIM ASSERTED BY LANDLORD IN ANY SUIT OR ACTION INSTITUTED BY LANDLORD TO ENFORCE THIS GUARANTY OR THE LEASE. IN ADDITION, GUARANTOR HEREBY WAIVES, BOTH WITH RESPECT TO THE LEASE AND WITH RESPECT TO THIS GUARANTY, ANY AND ALL RIGHTS WHICH ARE WAIVED BY TENANT UNDER THE LEASE, IN THE SAME MANNER AS IF ALL SUCH WAIVERS WERE FULLY RESTATED HEREIN. THE LIABILITY OF GUARANTOR UNDER THIS GUARANTY IS PRIMARY AND UNCONDITIONAL.

5. SUBROGATION. Guarantor shall not be subrogated, and hereby waives and disclaims any claim or right against Tenant by way of subrogation or otherwise, to any of the rights of Landlord under the Lease or otherwise, or in either or both of the Premises and the Property, which may arise by any of the provisions of this Guaranty or by reason of the performance by Guarantor of any of its Obligations hereunder. Guarantor shall look solely to Tenant for any recoupment of any payments made or costs or expenses incurred by Guarantor pursuant to this Guaranty. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid and performed in full, Guarantor shall hold such amount in trust for Landlord and shall pay such amount to Landlord immediately following receipt by Guarantor, to be applied against the Obligations, whether matured or unmatured, in such order as Landlord may determine. Guarantor hereby subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease.

6. REPRESENTATIONS AND WARRANTIES OF GUARANTOR. Guarantor represents and warrants that:

(a) Guarantor is a Delaware corporation; has all requisite power and authority to enter into and perform its obligations under this Guaranty; and this Guaranty is valid and binding upon and enforceable against Guarantor without the requirement of further action or fulfillment of any condition.

(b) To the knowledge of Guarantor, the execution, delivery and performance by Guarantor of this Guaranty does not and will not (i) contravene any applicable Laws or any contractual restriction binding on or affecting Guarantor or any of its properties, or (ii) result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

(c) There is no action, suit or proceeding pending or, to the knowledge of Guarantor, threatened against or otherwise affecting Guarantor before any court or other governmental authority or any arbitrator that may materially adversely affect Guarantor’s ability to perform its obligations under this Guaranty.

(d) Guarantor’s principal place of business is 13085 Hamilton Crossing Boulevard, Suite 500, Carmel, Indiana 46032.

(e) Guarantor hereby represents and warrants that Guarantor is the indirect owner of Tenant and, as such, will derive substantial economic benefit from the execution and delivery of the Lease.

As used in this Guaranty, references to the “knowledge” of Guarantor means the actual knowledge of each and all of Eric Loughmiller, Warren Byrd and Kevin Neal.

7. NOTICES. Any consents, notices, demands, requests, approvals or other communications given under this Guaranty shall be given as provided in the Lease, as follows:

(a) if to Guarantor at Guarantor’s address set forth on the first page of this Guaranty, Attention: Michelle Mallon, with a copy to Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, Attention: Ankur Gupta; and

(b) if to Landlord, at Landlord’s address set forth on the signature page of the Lease (with a copy to Landlord’s attorney as also set forth on the signature page to the Lease); or to such other addresses as either Landlord or Guarantor may designate by notice given to the other in accordance with the provisions of this Section 7.

8. CONSENT TO JURISDICTION; WAIVER OF IMMUNITIES. The undersigned hereby (a) consents and submits to the jurisdiction of the courts of the State of Illinois and the federal courts sitting in the State of Illinois and shall be subject to service of process in the State of Illinois with respect to any dispute there arising, directly or indirectly, out of this Guaranty, (b) waives any objections which the undersigned may have to the laying of venue in any such suit, action or proceeding in either such court, (c) agrees to join Landlord in any petition for removal or change of venue to either such court, and (d) irrevocably designates and appoints Tenant as its authorized agent to accept and acknowledge on its behalf service of process with respect to any disputes arising, directly or indirectly, out of this Guaranty. The undersigned hereby acknowledges and agrees that Landlord may obtain personal jurisdiction and perfect service of process through Tenant as the undersigned agent, or by any other means now or hereafter permitted by applicable law. Nothing above shall limit Landlord’s choice of forum for purposes of enforcing this Guaranty.

9. FINANCIAL INFORMATION.

(a) Deliveries. Throughout the period of time during which Guarantor submits ‘34 Act filings on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system of the Securities and Exchange Commission in accordance with the Securities and Exchange Act of 1934, as amended from time to time (“Public Filer”), Guarantor shall have no obligation to furnish Landlord with any financial information and Landlord shall procure and such financial information concerning Guarantor from publicly available information filed with, at the direction of, or pursuant to the requirements of, the Securities and Exchange Commission. In the event that, and at all times while, Guarantor is no longer a Public Filer, then the following requirements shall apply: (i) from time to time during the term of this Guaranty, but not more frequently than once in any consecutive twelve month period (except in the event that Tenant is in Default under the Lease or in the event that Landlord is pursuing a potential sale or refinancing of the Premises), Guarantor shall deliver to Landlord, within ten (10) business days following receipt of Landlord’s written request therefor, the most currently available audited financial statements of Guarantor; and if no such audited financial statements have been theretofore prepared and, therefore, are not available, then Guarantor shall instead deliver to Landlord its most currently available unaudited balance sheet, operating statement, income statement and statements of cash flow and equity; (ii) without the need for Landlord to make any written request therefor, Guarantor shall deliver to Landlord its annual federal tax returns within thirty (30) days after the filing thereof with the Internal Revenue Service; and (iii) upon the delivery of any such financial information described in clause (i) above, Guarantor shall, as of the date of each such delivery, be deemed (unless Guarantor specifically states otherwise in writing) to automatically represent and warrant to Landlord that such financial information is true, accurate and complete in all material respects, and that, except as specifically stated in writing, there has been no material adverse change in the financial condition of Guarantor from the date that such financial information was prepared through the date such financial information is delivered to Landlord.

(b) Financial Covenant Compliance. To the knowledge of Guarantor, as of the date hereof, Guarantor is not in default (nor has Guarantor received any written notice alleging the occurrence of a default) under any of its financial covenants set forth in any document evidencing or pertaining to its current senior credit facility. For purposes of this Guaranty, any reference to “Senior Debt” shall mean Guarantor’s current senior credit facility, as that facility may be renewed, amended, modified, restated, rearranged or refinanced, and any credit facility into which Guarantor enters during the term of this Guaranty that replaces or provides credit in lieu of that current senior credit facility or any replacement or substitute facility, as the case may be. Guarantor shall provide to Landlord written notice of any default by Guarantor under any of its financial covenants set forth in any document evidencing or pertaining to its Senior Debt (the “Debt Covenants”), such notice to be delivered by Guarantor to Landlord within twenty (20) days after Guarantor first obtains knowledge of such default (a “Debt Covenant Default”) or, if Guarantor is entitled to notice of such Debt Covenant Default under the applicable loan documents, within twenty (20) days after receipt by Guarantor of such notice of such Debt Covenant Default. Notwithstanding the foregoing, throughout the period of time during which the Guarantor is a Public Filer, notice of any Debt Covenant Default by Guarantor shall be deemed given to Landlord in satisfaction of Guarantor’s obligations hereunder if such Debt Covenant Default is disclosed in a form 8-K filed by Guarantor or in any other publicly available information filed with, at the direction of, or pursuant to the requirements of, the Securities and Exchange Commission.

10. ASSIGNMENT; SALE OF ASSETS; CHANGE IN CONTROL. Guarantor shall have the right to freely, and without the obligation to obtain Landlord’s consent thereto, (a) assign (whether directly or indirectly), in whole or in part, this Guaranty, or (b) allow this Guaranty to be transferred, in whole or in part and whether directly or indirectly, by operation of law or by merger or dissolution, or (c) sell, transfer or convey (whether directly or indirectly) some or all of its tangible and intangible assets to any entity that is not controlled by, or under common control with, Guarantor, or (d) transfer a controlling interest (i.e. greater than a forty-nine percent (49.0%) voting or non-voting ownership interest) of stock, membership interests or partnership interests in Guarantor (each of (a) through (d) being referred to herein as a “Transfer”), provided that immediately following the applicable Transfer the successor Guarantor resulting from such Transfer (the “Successor Guarantor”) has a net worth, as determined in accordance with generally accepted accounting principles (“GAAP”), that equals or exceeds Four Hundred Fifty Million Dollars ($450,000,000) (the “Threshold Net Worth”). Guarantor shall provide written notice to Landlord of any Transfer no later than ten (10) days prior to the consummation of the Transfer and, at that time, Guarantor shall also advise Landlord, in writing, whether or not the Successor Guarantor shall satisfy the Threshold Net Worth requirement immediately upon the consummation of the Transfer. Prior to the consummation of the Transfer, Guarantor shall also deliver to Landlord whatever information and documentation Landlord reasonably requests in order to evidence the Successor Guarantor’s net worth, as determined in accordance with GAAP (“GAAP Net Worth”), as such GAAP Net Worth shall exist immediately upon the consummation of the then-pending Transfer. In the event that immediately after any such Transfer, the Successor Guarantor would not have a GAAP Net Worth that equals or exceeds the Threshold Net Worth (a “Net Worth Deficiency”), Guarantor shall have the right to proceed with the then-pending Transfer if and only if Guarantor or the Successor Guarantor deposits, or causes to be deposited, with Landlord a Net Worth Security LC (as defined hereinbelow) prior to the consummation of the then-pending Transfer. Further, following any such Transfer in which a Net Worth Security LC is required to be deposited with Landlord, the Successor Guarantor shall continue to maintain with Landlord a Net Worth Security LC at all such times during the Term in which a Net Worth Deficiency continues to exist on the part of the Successor Guarantor. As used herein, a “Net Worth Security LC” shall mean an irrevocable and unconditional (except as provided in (e) below) standby letter of credit (a) in an amount equal to the amount set forth in the table below opposite the corresponding GAAP Net Worth of the Successor Guarantor, as also set forth in the table below (the “Stated Amount”); (b) issued by a federal or state chartered bank or other financial institution reasonably acceptable to Landlord (the “Issuer”); (c) naming Landlord as beneficiary; (d) having a stated expiration date not earlier than one (1) year after its date of issuance and automatically renewing for one (1) year periods unless the Issuer provides Landlord with at least 60 days’ advance written notice that the Net Worth Security LC will not be renewed; (e) being payable upon presentation of sight drafts accompanied only by Landlord’s statement that it is entitled to the amount drawn in accordance with this Guaranty; and (f) allowing partial and multiple drawings.

GAAP Net Worth of Successor Guarantor	Stated Amount of Net Worth Security LC
$400,000,000.00 - $449,999,999.99	1 year of then-current Base Rent
$350,000,000.00 - $399,999,999.99	1 1/2 years of then-current Base Rent
$349,999,999.99 or less	2 years of then-current Base Rent

Notwithstanding the foregoing, in the event that: (x) the expiration date of any Net Worth Security LC occurs before the earlier of (i) the date on which Landlord is required to release and return the Net Worth Security LC to Guarantor or the Successor Guarantor, as the case may be, pursuant to the requirements of this Section 10 or (ii) the expiration date of the Lease term, (y) the Issuer has advised Landlord that the Issuer will not automatically renew the Net Worth Security LC; and (z) Guarantor or the Successor Guarantor, as the case may be, fails to deliver to Landlord, at least forty-five (45) days prior to the expiration of such Net Worth Security LC either (A) an amendment thereto extending the expiration date of such Net Worth Security LC for not less than twelve (12) months, or (B) a new Net Worth Security LC, in form and substance in accordance with (a) through (f) above, then Landlord may draw on such Net Worth Security LC and apply the proceeds in whatever manner or for whatever purpose Landlord reasonably deems appropriate in the event that either or both (i) Tenant Defaults under the Lease or (ii) Guarantor defaults under this Guaranty (in addition to any other remedies available to Landlord under this Guaranty). If Tenant Defaults under the Lease or Guarantor defaults hereunder, Landlord may, without notice to Guarantor or the Successor Guarantor, as the case may be, draw on the Net Worth Security LC and apply the proceeds in whatever manner Landlord deems appropriate, in addition to any and all other remedies available to Landlord under the Lease and this Guaranty. In the event Landlord draws against the Net Worth Security LC, Guarantor shall, upon demand, at Guarantor’s option, immediately either (aa) deposit with Landlord a sum of cash equal to amount drawn under the Net Worth Security LC or (bb) deliver to Landlord an additional Net Worth Security LC in an amount equal to the amount drawn. Landlord may deliver the Net Worth Security LC to any purchaser or other assignee of Landlord’s interest in the Premises, whereupon Landlord shall be discharged from any further liability with respect to the Net Worth Security LC. In the event that Landlord exercises its rights under the preceding sentence, Guarantor shall fully cooperate with Landlord, in all reasonable respects, to cause the Net Worth Security LC to be assigned and conveyed to, or reissued to, such purchaser. The Successor Guarantor will be solely responsible for any fees or charges imposed in connection with the issuance or replacement of the Net Worth Security LC, and Landlord will be solely responsible for any bank fees or charges imposed in connection with any transfer or reissuance of the Net Worth Security LC that occurs in connection with an assignment of the Lease and this Guaranty.

Provided that no Default under the Lease then exists and no default under this Guaranty then exists, Landlord will deliver the Net Worth Security LC to the Issuer for cancellation within thirty (30) days after the first to occur of (1) the expiration of the Lease term or (2) such sooner date on which the Successor Guarantor demonstrates, to the reasonable satisfaction of Landlord, that the Successor Guarantor has a GAAP Net Worth that equals or exceeds the Threshold Net Worth and has maintained a GAAP Net Worth that equals or exceeds the Threshold Net Worth for six (6) consecutive calendar months.

If, at any time or from time to time during any period that Landlord is holding a Net Worth Security LC, the Base Rent (as defined in the Lease) increases pursuant to the requirements of the Lease, then within fifteen (15) business days of the date on which the Base Rent adjustment occurs under the Lease, Guarantor shall deliver to Landlord either (AA) an amendment to the Net Worth Security LC, increasing the amount thereto to an amount that satisfies the requirements of the table set forth above, based on the then-current annual Base Rent due under the Lease (and assuming that Guarantor’s GAAP Net Worth is the same amount as it was when the Net Worth Security LC was originally issued) or (BB) a new Net Worth Security LC, in form and substance in accordance with the requirements of (a) through (f) above, but in an amount that satisfies the requirements of the table set forth above, based on the then-current Base Rent due under the Lease (and assuming that Guarantor’s GAAP Net Worth is the same amount as it was when the Net Worth Security LC was originally issued).

11. MISCELLANEOUS.

(a) Guarantor further agrees that Landlord may, without notice, assign this Guaranty in whole or in part to any successor to Landlord’s interest under the Lease. If Landlord disposes of its interest in the Lease, “Landlord,” as used in this Guaranty, shall mean Landlord’s successors and assigns; provided, however, in the event of any such assignment of this Guaranty by Landlord, Guarantor shall have no obligation hereunder to Landlord’s successors or assigns until such time as Guarantor shall have received written notice from Landlord of any such assignment.

(b) Guarantor promises to pay all of Landlord’s expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Landlord in enforcing the terms and conditions of this Guaranty.

(c) Guarantor shall, from time to time within ten (10) business days after receipt of Landlord’s written request therefor, but not more than once per calendar year during the Term (except that such obligation shall not be subject to a once per year annual limitation in the event of (i) a Default by Tenant under the Lease, (ii) a default by Guarantor hereunder, (iii) a potential sale or financing of the Premises by Landlord), execute, acknowledge and deliver to Landlord a statement certifying that this Guaranty is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating such modifications). Such certificate may be relied upon by any prospective purchaser, lessor or lender of all or a portion of the Premises and/or Property.

(d) If any portion of this Guaranty shall be deemed invalid, unenforceable or illegal for any reason, such invalidity, unenforceability or illegality shall not affect the balance of this Guaranty, which shall remain in full force and effect to the maximum permitted extent.

(e) The provisions, covenants and guaranties of this Guaranty shall be binding upon Guarantor and its successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns, and shall not be deemed waived or modified unless such waiver or modification is specifically set forth in writing, executed by Landlord or its successors and assigns, and delivered to Guarantor.

(f) Whenever the words “include”, “includes”, or “including” are used in this Guaranty, they shall be deemed to be followed by the words “without limitation”, and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Guaranty shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

(g) Each of the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in the Lease or this Guaranty.

(h) The provisions of this Guaranty shall be governed by and interpreted solely in accordance with the internal laws of the State of Illinois, without giving effect to the principles of conflicts of law.

(i) The execution of this Guaranty prior to execution of the Lease shall not invalidate this Guaranty or lessen the Obligations of Guarantor hereunder.

[Signature Page to Follow]

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the day and year first above written.

GUARANTOR:

KAR Holdings, Inc. a Delaware corporation

By:	/s/ Rebecca C. Polak
Name:	Rebecca C. Polak
Its:	EVP, General Counsel & Secretary